EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement (No. 333-140240) on Form S-1 of The Frontier Fund of our report dated April 6, 2009 relating to our audits of the consolidated statements of financial condition of Equinox Fund Management, LLC, appearing in the Supplement No. 1 to Prospectus dated February 11, 2009, which is a part of such Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Experts” in the Prospectus Supplement.

/s/ McGladrey & Pullen, LLP

Denver, Colorado

April 22, 2009